As filed with the Securities and Exchange Commission on February 25, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
JABIL CIRCUIT, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-1886260
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
(Address of Principal Executive Offices) (Zip Code)
THE JABIL CIRCUIT, INC.
EXECUTIVE DEFERRED COMPENSATION PLAN
(Full Title of the Plan)
Robert L. Paver, Esq.
Secretary and General Counsel
Jabil Circuit, Inc.
10560 Dr. Martin Luther King, Jr. Street North
St. Petersburg, Florida 33716
(Name and Address of Agent For Service)
(727) 577-9749
(Telephone Number, Including Area Code, of Agent For Service)
Copies of all communications to:
Christopher M. Bartoli, Esq.
Baker & McKenzie LLP
130 East Randolph Drive
Chicago, Illinois 60601
Phone: (312) 861-8000
Fax: (312) 861-2899
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title Of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount Of
To Be Registered(1)	Registered(1)	Unit(2)	Price(2)	Registration Fee
Jabil Circuit, Inc. Executive Deferred Compensation Plan Obligations	$5,000,000	100%	$5,000,000	$581

(1)	The Jabil Circuit, Inc. Executive Deferred Compensation Plan Obligations are unsecured obligations of Jabil Circuit, Inc. to pay deferred compensation in the future in accordance with the terms of The Jabil Circuit, Inc. Executive Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Jabil Circuit, Inc. (the “Company” or the “Registrant”) hereby incorporates by reference in this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
     (1) The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2010.
     (2) All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (1) above.
     All documents subsequently filed with the Commission by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Under The Jabil Circuit, Inc. Executive Deferred Compensation Plan (the “Plan”), certain management and highly compensated employees of the Company and certain of its subsidiaries may defer a portion of their base salary and bonus or incentive compensation.
     Amounts deferred by a participant under the Plan will be credited by book entry to the participant’s deferral contribution account. The Plan permits the Company to make discretionary contributions and matching contributions to an account maintained for each Plan participant. The Company is not required to make any discretionary contributions or matching contributions. The value of a participant’s accounts will be based on the performance of benchmark investment funds selected by the participant under the Plan for purposes of accounting (as if the deferred compensation had been so invested) and not for actual investment. Since no participant deferrals or discretionary contributions or matching contributions made by the Company actually will be invested in any investment fund, participants will not have any ownership interest in any investment fund. The committee (the “Committee”) appointed by the Compensation Committee of the Board of Directors of the Company to administer the Plan has the sole discretion to determine the alternative benchmark investment funds available under the Plan as the measurement mechanism to determine the rate of return on amounts deemed invested in accordance with the terms of the Plan.
     The obligations of the Company under the Plan (the “Obligations”) are unsecured general obligations to pay in the future the value of the vested deferred compensation accounts adjusted to reflect the performance of the selected measurement investment funds in accordance with the terms of the Plan. The Obligations will rank without preference with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding and are, therefore, subject to the risks of the Company’s insolvency or bankruptcy.
     The Company is not required to fund or otherwise segregate assets to be used for the payment of the Obligations. Notwithstanding the foregoing, the Company may establish a trust to hold assets to be used for payment of Obligations. The assets held by such trust will be subject to the claims of the Company’s general creditors.

     Obligations are generally payable under the Plan upon (i) termination of employment, (ii) death, (iii) disability, (iv) a determination by the Company that a participant has suffered a financial hardship, and (v) at the prior election of the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular Plan account (provided that if the deferral relates to the participant’s fiscal year 2011 bonus compensation, the participant may select the third calendar year following the initial deferral election with respect to that particular Plan account).
     The Obligations cannot be assigned, alienated, pledged or encumbered. The Obligations are not convertible into any security of the Company.
     The Compensation Committee may amend the Plan from time to time, except that no such amendment may reduce the vested amount credited to a participant’s account, as of the date the amendment is adopted, as such account may be subsequently adjusted for earnings and losses. After a change in control of the Company, no amendment may be made to any Plan provision regarding the Committee’s authority with respect to the Plan without the prior approval of the Committee
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     As authorized by Section 145 of the General Corporation Law of the State of Delaware (“DGCL”), each director and officer of the Registrant may be indemnified by the Registrant against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of the Registrant if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. If the legal proceeding, however, is by or in the right of the Registrant, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he shall have been adjudged to be liable to the Registrant unless a court determines otherwise.
     Article Tenth of the Registrant’s Certificate of Incorporation provides for mandatory indemnification of the Registrant’s directors, officers and employees and Article VI of the Registrant’s Amended and Restated Bylaws provide for permissible indemnification of other agents to the maximum extent permitted by the DGCL. The Registrant has entered into Indemnification Agreements with its officers and directors with further indemnification to the maximum extent permitted by the DGCL.
     The general effect of the foregoing provisions may be to reduce the circumstances in which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.
     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption From Registration Claimed.
     Not applicable.

Item 8. Exhibits.

4.1	The Jabil Circuit, Inc. Executive Deferred Compensation Plan.

5.1	Opinion of Baker & McKenzie LLP with respect to the legality of the securities being registered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on this 25th day of February, 2011.

JABIL CIRCUIT, INC.
By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander
Chief Financial Officer

POWER OF ATTORNEY
     We, the undersigned officers and directors of Jabil Circuit, Inc., hereby severally and individually constitute and appoint Timothy L. Main and Robert L. Paver, and each of them, the true and lawful attorneys and agents of each of us to execute in the name, place and stead of each of us (individually and in any capacity stated below) any and all amendments to this Registration Statement on Form S-8, and all instruments necessary or advisable in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys and agents to have power to act with or without the other and to have full power and authority to do and perform in the name and on behalf of each of the undersigned every act whatsoever necessary or advisable to be done in the premises as fully and to all intents and purposes as any of the undersigned might or could do in person, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys and agents and each of them to any and all such amendments and other instruments.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ William D. Morean William D. Morean	Chairman of the Board of Directors	February 21, 2011
/s/ Thomas A. Sansone Thomas A. Sansone	Vice Chairman of the Board of Directors	February 17, 2011
/s/ Timothy L. Main Timothy L. Main	Chief Executive Officer, President and Director (Principal Executive Officer)	February 18, 2011
/s/ Forbes I.J. Alexander Forbes I.J. Alexander	Chief Financial Officer (Principal Financial and Accounting Officer)	February 25, 2011
/s/ Lawrence J. Murphy Lawrence J. Murphy	Director	February 17, 2011
/s/ Mel S. Lavitt Mel S. Lavitt	Director	February 18, 2011
/s/ Steven A. Raymund Steven A. Raymund	Director	February 22, 2011
/s/ Frank A. Newman Frank A. Newman	Director	February 18, 2011
/s/ David M. Stout David M. Stout	Director	February 17, 2011

EXHIBIT INDEX

Exhibit No.	Description
4.1	The Jabil Circuit, Inc. Executive Deferred Compensation Plan.

5.1	Opinion of Baker & McKenzie LLP with respect to the legality of the securities being registered hereunder.

23.1	Consent of KPMG LLP.

23.2	Consent of Baker & McKenzie LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included in the signature page).